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                                                                                                                      Exhibit 11



                                                 Ford Motor Company and Subsidiaries

                                     COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
                                     -----------------------------------------------------------
                                  IN ACCORDANCE WITH OPINION 15 OF THE ACCOUNTING PRINCIPLES BOARD
                                  ----------------------------------------------------------------





                                              1996                             1995                              1994
                                --------------------------------   -------------------------------  -------------------------------
                                                 Income                                 Income                           Income
                                              Attributable                           Attributable    Avg. Shares     Attributable
                                Avg. Shares    to Common          Avg. Shares         to Common      Avg. Shares      to Common
                                of Common   and Class B Stock     of Common       and Class B Stock   of Common   and Class B Stock
                               and Class B  ------------------    and Class B     -----------------  and Class B  -----------------
                                  Stock                  Per          Stock                    Per     Stock                   Per
                               Outstanding     Total     Share    Outstanding     Total       Share Outstanding   Total       Share
                               -----------     -----     -----    -----------     -----       ----- -----------   -----       -----
                                 (Mils.)       (Mils.)               (Mils.)      (Mils.)               (Mils.)      (Mils.)

Preliminary Earnings Per
 Share Calculation                1,179        $4,381     $3.72     1,071       $3,839     $3.58      1,010      $5,021     $4.97
I. Primary Earnings Per Share

 . Assuming exercise of
   options                           51                                32                                45
 . Assuming purchase of shares
   with proceeds of options         (35)                              (17)                              (27)
 . Uncommitted ESOP shares            (6)                               (2)                               (5)
 . Assuming issuance of shares
  contingently issuable               2                                 2                                 2
                                  -----                             -----                             -----
     Net Common Stock
      Equivalents                    12                                15                                15
                                  -----                             -----                             -----

Primary Earnings Per
 Share Calculation                1,191        $4,381     $3.72a/   1,086       $3,839      $3.53a/    1,025    $5,021      $4.90a/
                                  =====        ======     =====     =====       ======      =====      =====    ======      =====


II. Fully Diluted Earnings
     Per Share
    ----------------------

Primary Earnings Per Share
 Calculation                      1,191        $4,381     $3.72a/   1,086       $3,839      $3.53a/    1,025      $5,021    $4.90a/
 . Assuming conversion of
   convertible preferred stock       19            24b/               110          141b/                 150         193b/
 . Reduction in shares assumed
   to be purchased with option
   proceedsc/                         0                                 0                                  0
                                  -----                             -----                              -----

Fully Diluted Earnings Per
  Share Calculation               1,210        $4,405     $3.64     1,196       $3,980      $3.33      1,175      $5,214    $4.44
                                  =====        ======     =====     =====       ======      =====      =====      ======    =====



 - - - - -
 a/ The effect of common stock equivalents and/or other dilutive securities was not material in this period; therefore, the amount presented on the income statement is the Preliminary Earnings Per Share Calculation.
 b/ Reflects the elimination of preferred dividends upon conversion.
 c/ Incremental effect of dividing assumed option proceeds by the ending price, rather than the average price, of Common Stock for each period when the ending price exceeds the average price.

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